Exhibit (7)(p)

Amendment to the Fee Waiver and Expense Reimbursement Agreement

THIS AMENDMENT is made and effective as of August 1, 2020 between PACE SELECT ADVISORS TRUST, a Delaware statutory trust (“Trust”), and UBS ASSET MANAGEMENT (AMERICAS) INC. (“UBS AM”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Trust and UBS AM have entered into a Fee Waiver and Expense Reimbursement Agreement dated as of December 1, 2019 (the “Agreement”); and

WHEREAS, Section 9 of the Agreement permits amendments to the Agreement as signed in writing signed by the parties to the Agreement; and

WHEREAS, UBS AM proposed adjustments that would lower the expense caps in place with respect to Class A, Class Y, and Class P shares of each of PACE International Equity Investments and PACE International Emerging Markets Equity Investments (the “Funds”); and

WHEREAS, the Trust’s Board of Trustees approved the changes to the expense caps for the Funds;

NOW THEREFORE, Schedule A to the Agreement is hereby amended and restated as follows to reflect the lower expense caps in place with respect to Class A, Class Y, and Class P shares of each of the Funds effective as of the date of this Amendment with all other terms of the Agreement remaining the same:

Schedule A

Maximum Permitted Rate

Fund	Class A expense cap	Class Y expense cap	Class P expense cap
PACE® Government Money Market Investments	N/A	N/A	0.60%
PACE® Mortgage-Backed Securities Fixed Income Investments	0.97%	0.72%	0.72
PACE® Intermediate Fixed Income Investments	0.91	0.66	0.66
PACE® Strategic Fixed Income Investments	0.93	0.68	0.68
PACE® Municipal Fixed Income Investments	0.82	0.57	0.57
PACE® Global Fixed Income Investments	1.03	0.87	0.84
PACE® High Yield Investments	1.06	0.88	0.91
PACE® Large Co Value Equity Investments.	1.14	0.89	0.89
PACE® Large Co Growth Equity Investments	1.13	0.88	0.88
PACE® Small/Medium Co Value Equity Investments	1.29	1.04	1.04
PACE® Small/Medium Co Growth Equity Investments	1.33	1.08	1.08
PACE® International Equity Investments	1.25	1.00	1.00
PACE® International Emerging Markets Equity Investments	1.55	1.30	1.30
PACE® Global Real Estate Securities Investments	1.45	N/A	1.20
PACE® Alternative Strategies Investments	1.88	1.63	1.63

PACE Select Advisors Trust			PACE Select Advisors Trust

By:	/s/ Keith A. Weller	By:	/s/ Eric Sanders
Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Vice President and Secretary	Title:	Vice President and Assistant Secretary

The foregoing Amendment is hereby accepted and effective as of August 1, 2020.

UBS Asset Management			UBS Asset Management
(Americas) Inc.			(Americas) Inc.

By:	/s/ Joanne M. Kilkeary	By:	/s/ Rose Ann Bubloski
Name:	Joanne M. Kilkeary	Name:	Rose Ann Bubloski
Title:	Executive Director	Title:	Director